Exhibit 99.1

5835 Peachtree Corners East • Norcross, GA 30092
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Guided Therapeutics Ships Initial Edition 3 CE Marked LuViva® Advanced Cervical Scan

NORCROSS, GA (April 17, 2013) – Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) today announced that it shipped its first Edition 3 CE marked LuViva® Advanced Cervical Scan unit to its distributor in Turkey. The delivery is the first of 15 to 20 units expected to be shipped to distributors in the second quarter.

“This shipment represents a significant achievement for the company and, along with the recent units delivered to our Canadian partners, marks the beginning of commercial CE Marked sales of LuViva,” said Mark L. Faupel, Ph.D., CEO and president of Guided Therapeutics, Inc. “We plan to follow up this shipment with additional sales to Europe and Africa later this quarter.”

The LuViva Advanced Cervical Scan is now compliant with both Edition 2 and Edition 3 CE standards, has marketing approval from Health Canada and the Singapore Health Sciences Authority, and is under U.S. Food and Drug Administration Premarket review.

About LuViva® Advanced Cervical Scan

LuViva is a technologically advanced diagnostic device that scans the cervix with light and uses spectroscopy to measure how light interacts with the cervical tissue. Spectroscopy identifies chemical and structural indicators of precancer that may be below the surface of the cervix or misdiagnosed as benign. This technique is called biophotonics. Unlike Pap, HPV tests or biopsies, LuViva does not require laboratory analysis or a tissue sample, and is designed to provide results immediately, which eliminates costly, painful and unnecessary testing. LuViva is designed for use with women who have undergone initial screening and are called back for follow up with a colposcopy examination, which in many cases, involves taking a biopsy of the cervix. The device is used in conjunction with the LuViva® Cervical Guide single-use patient interface and calibration disposable.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level. The Company’s first planned product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics is also developing a non-invasive test for the early detection of esophageal cancer using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

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Contacts:

Investors: Alison Ziegler, Cameron Associates, 212-554-5469

Bill Wells, Guided Therapeutics – 770-242-8723